EXHIBIT (I)

                        [QUARLES & BRADY LLP LETTERHEAD]

                                                                   July 28, 2006

The Exchange Traded Trust
250 East Wisconsin Avenue
Suite 2000
Milwaukee WI 53202

      Re:   Registration of The Exchange Traded Trust

Ladies and Gentlemen:

         In connection with the registration of The Exchange Traded Trust, a Delaware business trust (the "Trust"), as an open-end management investment company under the Investment Company Act of 1940 (the "1940 Act"), and the registration under the Securities Act of 1933 (the "1933 Act") of an indefinite number of the Trust's shares of beneficial interest, no par value per share ("Shares"), you have requested that we furnish you with the following opinion and consent which we understand is to be used in connection with and filed as an exhibit to Pre-Effective Amendment No. 1 (the "Amendment") to the Trust's Registration Statement on Form N-1A (Registration No. 333-129337; 1940 Act File No. 811-21827) to be filed with the Securities and Exchange Commission on or about July 28, 2006.

         We understand that the Shares will be offered to the public in the manner and on the terms identified and referred to in the Registration Statement. For purposes of rendering this opinion, we have examined originals or copies of such documents as we have considered necessary, including those listed below. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents as submitted to us as copies.

         Documents we have examined include, without limitation:

                  1. The Registration Statement of the Trust on Form N-1A as originally filed with the Securities and Exchange Commission on October 31, 2005, to be amended by the Amendment which is to be filed with the Securities and Exchange Commission contemporaneously with the filing of this opinion and consent; and

                  2. The Agreement and Declaration of Trust of the Trust, dated July 29, 2005.
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The Exchange Traded Trust
July 28, 2006
Page 2

         Based upon and subject to the foregoing, and having given due regard to such issues of law as we have deemed relevant, and assuming that:

                  1. The Registration Statement becomes and remains effective, and the Prospectus which is a part thereof and your Prospectus delivery procedures with respect thereto fulfill all of the requirements of the 1933 Act and the 1940 Act through all periods relevant to this opinion;

                  2. All offers and sales of the Shares are made in compliance with the terms of the Registration Statement; and

                  3. All offers and sales of the Shares are made in compliance with the blue sky laws of the states having jurisdiction thereof;

we are of the opinion that the Trust's Common Stock, when issued, will be legally and validly issued, fully paid and nonassessable (except for the potential liability of shareholders described under the caption "Other Information - Shareholder Liability" in the Statement of Additional Information included in the Registration Statement).

         We are attorneys licensed to practice in the State of Wisconsin. The foregoing opinion is limited to the federal laws of the United States and the Delaware Statutory Trust Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as an exhibit to the Amendment to the Registration Statement and to the identification of our firm in the Prospectus and/or Statement of Additional Information constituting parts thereof as legal counsel to the Trust.

                                          Very truly yours,

                                          /s/ QUARLES & BRADY LLP

                                          QUARLES & BRADY LLP


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